March 23, 2005

Dear Investor:

I am pleased to share some exciting news about a pending sale of properties that may affect your investment in the Wells Real Estate Funds limited partnership(s). On February 25, 2005, the Wells Real Estate Investment Trust, Inc. ("Wells REIT") and various Wells-affiliated entities entered into an agreement with Lexington Corporate Properties Trust to sell 27 properties totaling approximately 5.1 million square feet. The properties are being sold for a gross market price of $786 million, and the transaction is expected to close in the second quarter of 2005.

For your reference, please find below information about the properties involved in this transaction.

Wells Real Estate Fund XI, L.P. ("Wells Fund XI")

Wells Fund XI holds an equity interest of approximately 26% in the joint venture that owns the Gartner Building, an office building in Fort Myers, Florida, containing approximately 62,400 square feet.

Wells Real Estate Fund XII, L.P. ("Wells Fund XII")

Wells Fund XII holds an equity interest of approximately 17% in the joint venture that owns the Gartner Building, an office building in Fort Myers, Florida, containing approximately 62,400 square feet. Wells Fund XII also holds an equity interest of approximately 45% in the joint venture that owns the AT&T Oklahoma Building, an office building in Oklahoma City, Oklahoma, containing approximately 128,500 square feet.

Wells Real Estate Fund XIII, L.P. ("Wells Fund XIII")

Wells Fund XIII holds an equity interest of approximately 28% in the joint venture that owns the AmeriCredit and John Wiley Buildings. The AmeriCredit Building is an office building in Orange Park, Florida, containing approximately 85,000 square feet. The John Wiley Building is an office building in Fishers, Indiana, containing approximately 141,000 square feet.

Please note that there has been no decision on the use of the net sale proceeds from this pending sale. Therefore, I do not have any information at this time as to how the transaction may or may not affect limited partnership investors. However, you will receive another communication in the second quarter of 2005 with more details after the sale closes.

If you have any questions in the interim, you are welcome to contact our Client Services team at 800-557-4830. They are available from Monday to Thursday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to 5:30 p.m. (ET). You may also send an e-mail to clientservices@wellsref.com.

Once again, I am pleased to share this great news with you, and thank you for allowing us to serve your investment needs.

Sincerely,

Leo F. Wells III

General Partner

cc: Financial Representative